Exhibit 21.1

SUBSIDIARIES OF LINKEDIN CORPORATION

LinkedIn Australia Pty Limited

LinkedIn France SAS

LinkedIn Ireland Limited

LinkedIn Netherlands B.V.

LinkedIn Technology Canada Inc.

LinkedIn Technology Information Private Limited (India)

LinkedIn Technology Limited (Isle of Man)

LinkedIn Technology UK Limited